EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:    Investor Relations
             John Carlson
             Exec VP & CFO
             (480)505-4869
             www.alanco.com

                          Alanco Announces Preliminary
                     Fiscal Year 2010 Third Quarter Results
                  --------------------------------------------

(Scottsdale, AZ - April 26, 2010) - Alanco Technologies, Inc. (NASDAQ: ALAN), today announced preliminary, unaudited financial guidance for its fiscal third quarter ended March 31, 2010. Alanco's continuing operations are expected to report a record gross profit for the third quarter ended March 31, 2010 of approximately $1.64 million compared to $1,127,900 reported in the third quarter of the prior year. Third quarter sales are expected to increase about 6% over the second quarter ending December 31, 2009 to $3,826,000, which is less than the $4 million plus anticipated, primarily due to limited availability of a critical manufacturing component, which constricted March 2010 product shipments. Third quarter gross margin is expected to increase to approximately 42%, compared to 30% for the previous year third quarter. Alanco's EBITDA
(Loss) for the quarter is expected to improve almost 90% to close to breakeven, or about ($50,000) compared to ($517,100), incurred in the prior year third quarter.

These preliminary unaudited results reflect the Company's continuing operations only, which include StarTrak Systems and corporate staff expenses, but excludes losses associated with business assets held for sale (primarily, the Company's TSI PRISM subsidiary.)

Robert R. Kauffman, Chairman and CEO, commented, "We are pleased to again report substantial quarterly progress towards our 2010 profitability turnaround with this third quarter's record gross profit and near breakeven EBITDA. Current order backlog and pipeline sales activity also indicate a strong fourth quarter finish with significant positive cash flow and EBITDA results, which should complete our profitability turnaround."

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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                           Alanco Technologies, Inc.
                                                     Preliminary, Unaudited
                                                         3 months ended
                                                    3/31/2010       3/31/2009
                                                  ----------------------------
Net Sales                                          $3,826,000      $3,758,000
Cost of Goods Sold                                  2,186,000       2,630,100
                                                  ----------------------------
Gross Profit                                        1,640,000       1,127,900
             Gross Margin                              42.86%          29.98%

Selling, General & Administrative                  (1,435,000)     (1,335,900)
Corporate Expense                                    (250,000)       (309,100)
Amortization of stock-based compensation              (72,000)       (113,100)
Depreciation and amortization                        (133,000)       (129,500)
                                                  ----------------------------
                         Total Expense             (1,890,000)     (1,887,600)
                                                  ----------------------------
             Operating Loss                         ($250,000)      ($759,700)
                                                  ----------------------------
                                                  ----------------------------


                                                     Preliminary, Unaudited
                                                         3 months ended
                                                    3/31/2010       3/31/2009
                                                  ----------------------------
EBITDA (Loss) Reconciliation
             Operating Loss                         ($250,000)      ($759,700)
             Stock based compensation                  72,000         113,100
             Depreciation & Amortization              133,000         129,500
                                                  ----------------------------
             EBITDA                                  ($45,000)      ($517,100)
                                                  ----------------------------
                                                  ----------------------------

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